[DRESSER-RAND]
                                                  1200 West Sam Houston Pkwy. N.
                                                  Houston, Texas 77043
                                                  www.dresser-rand.com


For Immediate Release                             NEWS RELEASE
--------------------------------------------------------------------------------

             Dresser-Rand Reports First Quarter Net Income of $27.2
                           Million or $0.32 per Share

      HOUSTON, April 29 /PRNewswire-FirstCall/ --

--    Net sales were $363.8 million, up 16% from first quarter 2007

--    Operating income was $46.9 million

--    Cash flow from operating activities totaled $54.7 million

--    Bookings were $575.7 million, up 35% from first quarter 2007

--    Backlog increased 54% from 3/31/07 to a record $2,122.3 million

    Results Summary ($ in millions, except per share data):

                                                            First Quarter
                                                        2008             2007

Total Revenues                                      $    363.8      $    314.4
Operating income                                    $     46.9       $     33.0
  *Operating income includes:
     Curtailment amendment                          ($     7.2)              --
     Stock-based compensation expense
      - service units                                       --       $      3.4
     Litigation provision                                   --       $      1.3
Income before income taxes                          $     41.7       $     24.4
Net income                                          $     27.2       $     15.4
Basic and Diluted EPS                               $    0.32        $     0.18
Shares used to compute diluted EPS (000)               85,659            85,459
Total Bookings                                      $    575.7       $    425.6
Total Backlog                                       $  2,122.3       $  1,380.6


      Dresser-Rand Group Inc. ("Dresser-Rand" or the "Company") (NYSE: DRC), a global supplier of rotating equipment and aftermarket parts and services, reported net income of $27.2 million, or $0.32 per diluted share, for the first quarter 2008. This compares to a net income of $15.4 million, or $0.18 per diluted share, for the first quarter 2007.

      First quarter 2008 results include a credit in connection with a curtailment amendment of $7.2 million ($4.7 million after-tax or $0.06 per diluted share). First quarter 2007 results include accelerated stock-based compensation expense for service units of $3.4 million ($2.1 million after-tax or $0.02 per diluted share); a provision for litigation and related interest of $2.3 million ($1.4 million after-tax or $0.02 per diluted share), and a $2.3 million gain ($1.4 million after-tax or $0.02 per diluted share) on the sale of a 16% interest in a power generating facility.

      Vincent R. Volpe, Jr., President and Chief Executive Officer of Dresser-Rand, said, "We continue to make progress implementing a consistent strategy to improve overall performance and increase stockholder value. First quarter operating results were in-line with our expectations, we achieved a new contemporary labor agreement at the Olean, New York facility and our Board authorized a $150 million share repurchase program. On a year over year basis, first quarter revenues increased 16%, total bookings grew 35%, including aftermarket bookings, which increased approximately 24%, and backlog grew 54%. We continue to benefit from strong industry fundamentals, a leading market position, and improving prices for our equipment, parts, and services."

      Revenues for the first quarter 2008 of $363.8 million increased $49.4 million compared to $314.4 million for the first quarter 2007. Total operating income for the first quarter 2008 was $46.9 million, including a curtailment amendment of $7.2 million. This compares to operating income of $33.0 million, including charges totaling of $4.7 million for the stock-based compensation expense for service units ($3.4 million) and the litigation provision ($1.3 million) for the first quarter 2007. Net income per diluted common share for the first quarter 2008 was $0.32, including the curtailment amendment, which increased earnings per share by $0.06. This compares to net income per diluted common share for the first quarter 2007 of $0.18, including the unusual items mentioned above, which on a net basis decreased earnings per share by $0.02.

      Bookings for the first quarter 2008 were $575.7 million, which was $150.1 million higher than first quarter 2007, of $425.6 million. The backlog at the end of March 2008 was a Company record of $2,122.3 million or 53.7% higher than the backlog at the end of March 2007, of $1,380.6 million.

      New Units Segment

      New unit revenues for the first quarter 2008 of $149.5 million were $35.2 million higher than the first quarter 2007 of $114.3 million.

      New unit operating income of $9.2 million for the first quarter 2008 compares to operating income of $4.6 million for the first quarter 2007. This segment's operating margin of 6.2% compares to 4.0% for the first quarter 2007.

      Bookings for the first quarter 2008 of $339.0 million were 44.3% higher than the bookings for the corresponding period in 2007 of $235.0 million.

      The record backlog at March 31, 2008 of $1,779.6 million was 61.1% above the $1,104.4 million backlog at March 31, 2007.

      Aftermarket Parts and Services Segment

      Aftermarket parts and services revenues of $214.3 million for the first quarter 2008 compares to $200.1 million for the first quarter 2007.

      Aftermarket operating income for the first quarter 2008 of $50.0 million compares to $48.2 million for the first quarter 2007. This segment's operating margin of approximately 23.3% compares to 24.1% for the first quarter 2007.

      Aftermarket demand remains strong. Bookings for the first quarter 2008 of $236.7 million were 24.2% higher than bookings for the corresponding period in 2007 of $190.6 million.

      The backlog at March 31, 2008 of $342.7 million was 24.1% above the backlog at March 31, 2007 of $276.2 million.

      Liquidity and Capital Resources

      As of March 31, 2008, cash and cash equivalents totaled $258.8 million and borrowing availability under the $500 million revolving credit portion of the Company's senior credit facility was $237.0 million, as $263.0 million was used for outstanding letters of credit.

      In the first quarter 2008, cash provided by operating activities was $54.7 million compared to $107.4 million for the corresponding period in 2007. The decrease of $52.7 million was principally from changes in working capital.

      In the first quarter 2008, capital expenditures totaled $6.0 million. As of March 31, 2008, total debt, net of cash and cash equivalents was approximately $111.6 compared to $256.5 million at March 31, 2007.

      Outlook

      Demand for rotating equipment and aftermarket parts and services continue to be strong. The backlog of orders has continued to increase to record levels. At March 31, 2008, 33.8% of the backlog of $2,122.3 million was scheduled to ship beyond 2008.

      The Company continues to believe that its 2008 operating income will be in the range of $285 to $315 million and, in line with historical levels, its second quarter 2008 operating income will be in the range of 20% to 22% of the total year.

      Conference Call

      The Company will discuss its first quarter 2008 results at its conference call on Wednesday, April 30, 2008. A webcast presentation will be accessible live at 8:30 a.m. Eastern Time. You may access the live presentation at www.dresser-rand.com. Participants may also join the conference call by dialing
(877) 397-0272 in the U.S. and (719) 325-4855 from outside the U.S. five to ten minutes prior to the scheduled start time.

      A replay of the webcast will be available from 11:30 a.m. Eastern Time on April 30, 2008, through 11:59 PM Eastern Time on May 7, 2008. You may access the webcast replay at www.dresser-rand.com. A replay of the conference can be accessed by dialing (888) 203-1112 in the U.S. and (719) 457-0820 from outside the U.S. The replay pass code is 7681124.

      Dresser-Rand is among the largest suppliers of rotating equipment solutions to the worldwide oil, gas, petrochemical, and process industries. The Company operates manufacturing facilities in the United States, France, Germany, Norway, China, and India, and maintains a network of 28 service and support centers covering more than 140 countries.

      This news release may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements include, without limitation, the Company's plans, objectives, goals, strategies, future events, future revenue, or performance, capital expenditures, financing needs, plans, or intentions relating to acquisitions, business trends, executive compensation, and other information that is not historical information. The words "anticipate", "believes", "expects," "intends", and similar expressions identify such forward-looking statements. Although the Company believes that such statements are based on reasonable assumptions, these forward-looking statements are subject to numerous factors, risks, and uncertainties that could cause actual outcomes and results to be materially different from those projected. These factors, risks and uncertainties include, among others, the following: potential for material weaknesses in its internal controls; economic or industry downturns; its inability to implement its business strategy to increase aftermarket parts and services revenue; competition in its markets; failure to complete or achieve the expected benefits from any future acquisitions; economic, political, currency and other risks associated with international sales and operations; fluctuations in currencies and volatility in exchange rates; loss of senior management; environmental compliance costs and liabilities; failure to maintain safety performance acceptable to its clients; failure to negotiate new collective bargaining agreements; unexpected product claims and regulations; infringement on its intellectual property or infringement on others' intellectual property; difficulty in implementing an information management system; and the Company's brand name may be confused with others. These and other risks are discussed in greater detail in the Company's filings with the Securities and Exchange Commission at www.sec.gov. Actual results, performance, or achievements could differ materially from those expressed in, or implied by, the forward-looking statements. The Company can give no assurances that any of the events anticipated by the forward-looking statements will occur or, if any of them does, what impact they will have on results of operations and financial condition. The Company undertakes no obligation to update or revise forward-looking statements, which may be made to reflect events or circumstances that arise after the date made or to reflect the occurrence of unanticipated events. For information about Dresser-Rand, go to its website at www.dresser-rand.com.

      DRC-FIN

                             Dresser-Rand Group Inc.
                        Consolidated Statement of Income
              (unaudited; $ in millions, except per share amounts)

                                                   Three months ended March 31,
                                                       2008             2007

Net sales of products                               $    287.1     $    242.1
Net sales of services                                     76.7           72.3
  Total revenues                                         363.8          314.4
Cost of products sold                                    206.2          173.3
Cost of services sold                                     51.9           49.5
  Total cost of sales                                    258.1          222.8
    Gross profit                                         105.7           91.6
Selling and administrative expenses                       63.9           55.5
Research and development expenses                          2.1            3.1
Curtailment amendment                                     (7.2)            --
    Income from operations                                46.9           33.0
Interest expense, net                                     (7.0)         (10.9)
Other income, net                                          1.8            2.3
    Income before income taxes                            41.7           24.4
Provision for income taxes                                14.5            9.0
    Net income                                      $     27.2     $     15.4
Net income per common share-basic and diluted       $     0.32     $     0.18
Weighted average shares outstanding -
 (In thousands)
    Basic                                                 85,514         85,459
    Diluted                                               85,659         85,459

                             Dresser-Rand Group Inc.
                           Consolidated Balance Sheet
              (unaudited; $ in millions, except per share amounts)

                                                       March 31,    December 31,
                                                          2008         2007
                                     Assets
Current assets
  Cash and cash equivalents                             $  258.8     $  206.2
  Accounts receivable, less allowance for
   losses of $6.0 at 2008 and $5.9 at 2007                 264.0        311.9
  Inventories, net                                         266.6        265.3
  Prepaid expenses                                          34.1         23.0
  Deferred income taxes, net                                19.3         19.3
    Total current assets                                   842.8        825.7

Property, plant and equipment, net                         218.5        216.7
Goodwill                                                   470.6        447.5
Intangible assets, net                                     439.2        440.0
Other assets                                                20.1         21.0
    Total assets                                        $1,991.2     $1,950.9

            Liabilities and Stockholders' Equity
Current liabilities
  Accounts payable and accruals                         $  359.4     $  358.4
  Customer advance payments                                236.9        239.9
  Accrued income taxes payable                              23.8         22.0
  Loans payable                                              0.2          0.2
    Total current liabilities                              620.3        620.5
Deferred income taxes                                       50.6         48.4
Postemployment and other employee
 benefit liabilities                                        77.6         80.6
Long-term debt                                             370.2        370.3
Other noncurrent liabilities                                23.7         25.9
    Total liabilities                                    1,142.4      1,145.7
Stockholders' equity
  Common stock, $0.01 par value,
   250,000,000 shares authorized;
   and, 86,005,995 and 85,826,523
   shares issued and outstanding, respectively               0.9          0.9
  Additional paid-in capital                               527.6        527.3
  Retained earnings                                        256.8        229.7
  Accumulated other comprehensive income                    63.5         47.3
    Total stockholders' equity                             848.8        805.2
    Total liabilities and stockholders'
     equity                                             $1,991.2     $1,950.9

                             Dresser-Rand Group Inc.
                      Consolidated Statement of Cash Flows
                           (unaudited; $ in millions)

                                                   Three months ended March 31,
                                                          2008         2007
Cash flows from operating activities
  Net income                                             $ 27.2      $ 15.4
  Adjustments to arrive at net cash
   provided by operating activities:
    Depreciation and amortization                          12.4        11.9
    Deferred income taxes                                   3.0         1.0
    Stock-based compensation                                1.4         4.5
    Amortization of debt financing costs                    0.8         1.8
    Provision for losses on inventory                       0.4         0.7
    Curtailment amendment                                  (7.2)         --
    Working capital and other
      Accounts receivable                                  54.5        60.6
      Customer advances                                   (13.5)       51.7
      Accounts payable                                     (9.9)      (15.8)
      Inventories                                           4.3       (10.9)
      Other                                               (18.7)      (13.5)
      Net cash provided by operating activities            54.7       107.4
Cash flows from investing activities
  Capital expenditures                                     (6.0)       (4.7)
  Proceeds from sales of property,
   plant and equipment                                      0.2          --
      Net cash used in investing activities                (5.8)       (4.7)
Cash flows from financing activities
  Purchase of treasury stock                               (0.9)         --
  Payments of long-term debt                               (0.1)      (50.0)
      Net cash used in financing activities                (1.0)      (50.0)
Effect of exchange rate changes on
 cash and cash equivalents                                  4.7         0.6
Net increase in cash and cash equivalents                  52.6        53.3
Cash and cash equivalents, beginning
 of the period                                            206.2       146.8
Cash and cash equivalents, end of period                 $258.8      $200.1

                             Dresser-Rand Group Inc.
                            Consolidated Segment Data
                           (unaudited; $ in millions)

                                                    Three months ended March 31,
                                                        2008            2007
Revenues
  New units                                          $  149.5         $  114.3
  Aftermarket parts and services                        214.3            200.1
    Total revenues                                   $  363.8         $  314.4

Gross profit
  New units                                          $   25.3         $   16.7
  Aftermarket parts and services                         80.4             74.9
    Total gross profit                               $  105.7         $   91.6

Operating income
  New units                                          $    9.2         $    4.6
  Aftermarket parts and services                         50.0             48.2
  Unallocated                                           (12.3)           (19.8)
    Total operating income                           $   46.9         $   33.0

Bookings
  New units                                          $  339.0         $  235.0
  Aftermarket parts and services                        236.7            190.6
    Total bookings                                   $  575.7         $  425.6

Backlog - ending
  New units                                          $1,779.6         $1,104.4
  Aftermarket parts and services                        342.7            276.2
    Total backlog                                    $2,122.3         $1,380.6